CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form 20-F of Blender Bites Limited (the "Registration Statement") of our report dated July 31, 2023 relating to the financial statements of Balsam Technologies Corp. (formerly Rewardstream Solutions Inc.) which comprise the statement of financial position as at September 30, 2020, and the statements of operations and comprehensive loss, changes in equity (deficiency), and cash flows for the year then ended, and notes to the financial statements.

We also consent to the reference to us under the heading "Statement by Experts" in this Registration Statement and to the filing of this letter as an exhibit to this Registration Statement.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

July 31, 2023